Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dynex Capital, Inc.
Glen Allen, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-22859, 333-10783, 333-10587, 333-35769 and 333-149475 and Form S-8 Nos. 333-32663, 333-1594426 and 333-159427 of Dynex Capital, Inc. of our reports dated March 8, 2010, relating to the consolidated financial statements, and the effectiveness of Dynex Capital, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

BDO Seidman, LLP
Richmond, Virginia

March 8, 2010